EXHIBIT 14

Casablanca Receives Overwhelming Shareholder Support for Change at Cliffs Natural Resources

All Six Nominees on Casablanca's Majority Slate Elected to Cliffs Board of Directors According to Preliminary Voting Results

Press Release

29 July 2014

NEW YORK--(BUSINESS WIRE)--Casablanca Capital LP, ("Casablanca") the beneficial owner of approximately 5.2% of Cliffs Natural Resources ("Cliffs") shares, announced today that all six of Casablanca's nominees have been elected to the Cliffs Board of Directors according to preliminary estimates by its proxy solicitor of the voting results at today's Annual Meeting of Shareholders.

Donald Drapkin, Chairman of Casablanca, said, "We are grateful to our fellow Cliffs shareholders for their careful consideration of the issues and gratified that they have sent a resounding message of support for our efforts to drive meaningful change at Cliffs, bring true accountability to the Company's leadership, and restore shareholder value."

Lourenco Goncalves, one of the Casablanca nominees who was elected, said on behalf of all the newly-elected Casablanca nominees, "The conclusion of this proxy contest marks not an end but a beginning. We look forward to working collaboratively with the continuing members of Cliffs' Board and the Company's hardworking, dedicated and talented employees to set Cliffs on a course to improve performance and restore shareholder value. Cliffs has tremendous inherent value and we are confident there is much we can and will do to refocus Cliffs and steer it in a new strategic direction."

In addition to Goncalves, the other Casablanca nominees newly-elected to the Board are Robert P. Fisher, Jr., Joseph Rutkowski, James Sawyer, Gabriel Stoliar, and Douglas Taylor. Subject to certification of the final results by the independent inspector of elections, the newly elected directors begin their terms immediately and will serve through the Company's 2015 Annual Meeting of shareholders.

About Casablanca Capital LP

Casablanca Capital is an Event Driven and Activist investment manager based in New York, founded in 2010 by Donald G. Drapkin and Douglas Taylor. Casablanca invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, Boards, and shareholders of those companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus. In 2011, Casablanca successfully initiated a campaign at Mentor Graphics Corporation to improve profitability and enhance value at the company, working with shareholders to elect three nominees to Mentor's Board.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes "forward-looking statements" with respect to Cliffs Natural Resources Inc. ("Cliffs"), which can be identified by the use of forward-looking terminology such as "may," "will," "seek," "should," "could," "expect," "anticipate," "project," "estimate," "intend," "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casablanca Capital LP ("Casablanca") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casablanca disclaims any obligation to update the information contained herein. Casablanca and/or one or more of the investment funds it manages may purchase additional Cliffs shares or sell all or a portion of their shares or trade in securities relating to such shares.